LEASE AGREEMENT

LEASE AGREEMENT made as of the 22 day of April, 2019 by and between **Congress Plaza LLC**, a Massachusetts limited liability company, having its usual place of business at 281 Eliot Street, Chestnut Hill, Massachusetts 02446, and its successors and assigns, (hereinafter referred to as "Lessor"), and **GI Dynamics, Inc.** a Delaware corporation which is duly authorized to do business in the Commonwealth of Massachusetts and whose address during the term of this lease will be 320 Congress Street, Boston, Massachusetts 02210, (hereinafter referred to as "Lessee").

WHEREAS, as of the date of this Lease Agreement, as set forth above, Lessor owns the land located in the City of Boston, Suffolk County, Massachusetts known as and numbered 320 Congress Street (the "Land") and the building located thereon (the "Building" and together with the Land the "Property"), and more particularly described as Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, Lessor desires to lease and Lessee desires to occupy a certain defined portion of the Property (as defined below) commencing on that certain date on which Lessor substantially completes the "Lease Work" (as said term is hereinafter defined) and Lessor delivers the Premises to Lessee for occupancy which is estimated to be May 1, 2019 (the "Commencement Date");

NOW THEREFORE, IN CONSIDERATION OF the mutual covenants herein set forth to be paid, performed and observed, the parties hereto agree as follows:

1. DEMISED PREMISES AND LEASE WORK

(a) Lessor does hereby demise and lease approximately 3,520 rentable square feet of third (3rd) floor space subject to all existing easements, liens and encumbrances of record (none of which shall interfere with the Lessee's use of the Leased Premises as defined below) unto the

Lessee in the premises located on the third (3rd) floor of the Building, as shown more particularly on the floor plan attached hereto as Exhibit B (the "Leased Premises" or "Premises"), together with the right to use in common, with others entitled thereto, the common entrances, exits, lobbies, hallways, stairways, elevators, sidewalks, walkways and other common areas and public areas of the Building and the Property, and the common lavatories on the floor on which the Leased Premises are situated (the "Common Areas"). Subject to any emergency, accident or "Force Majeure" (as said term is hereinafter defined), Lessee will have access to the Premises and Common Areas 24 hours a day, 7 days a week, 365 days a year. As used herein, the term "Force Majeure" shall mean, collectively and individually, strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of, or inability to obtain, fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Lessor's reasonable control.

(b) Except for the "Lease Work" as said term is hereinafter defined), the Leased Premises shall be delivered by the Lessor to the Lessee in "as-is" condition without any representations or warranties (express, implied or otherwise). Notwithstanding the foregoing, Lessor shall deliver all Building systems that serve the Leased Premises, including without limitation, plumbing, electrical, HVAC, and mechanical equipment in good working order and repair on the Commencement Date. In addition, Lessor, at its sole cost and expense, shall perform the following work (the "Lease Work") in the Leased Premises using building standard materials, colors and quantities:

Lessor shall install new carpet throughout the Premises. Lessee shall have the right to review carpet selection prior to execution of this Lease. Lessor shall install a microwave and a refrigerator in the kitchenette within the Premises.

The Lease Work is more particularly shown on Exhibit B attached hereto.

The Lease Work shall be performed in a good and workmanlike manner using building standard materials in conformance with all applicable laws, rules, regulations, codes and ordinances.

(c) Lessor reserves the right from time to time, and without unreasonable interference with Lessee's use or operation of its business, to enter the Leased Premises during Lessee's normal business hours upon twenty four (24) hours prior telephonic notice to Lessee, to inspect the Leased Premises or have it inspected by others, and to keep affixed to the Leased Premises during the last six (6) months of the Term a notice for leasing or at anytime during the Term a notice of sale of the Property.

2. **TERM**

(a) This Lease Agreement shall be for a term of three (3) years (the "Initial Term") commencing on June 1, 2019 (the "Rent Commencement Date") and expiring on May 31, 2022, unless terminated or extended in accordance with the terms and provisions of this Lease Agreement (the entire term of this Lease Agreement, as it may be so extended, the "Term").

3. **RENT; OPERATING EXPENSES; REAL ESTATE TAXES**

(a) The base rent during the Term (the "Base Rent") shall be as follows: (a) during months 2 – 13 of the Initial Term, commencing on the Rent Commencement Date, the annual Base Rent shall be One Hundred Seventy Six Thousand Dollars and 00/100 ($176,000.00), payable in

equal monthly installments of $14,666.67 per month beginning on the Rent Commencement Date; and (b) during months 14 through 25 of the Initial Term, the annual Base Rent shall be One Hundred Seventy Nine Thousand Five Hundred Twenty Dollars and 00/100 ($179,520.00), payable in equal monthly installments of $14,960.00 per month; and during months 26 through 37 of the Initial Term, the annual Base Rent shall be One Hundred Eighty Three Thousand Forty Dollars and 00/100 ($183,040.00), payable in equal monthly installments of $15,253.33 per month.

(b) In addition to its Base Rent due under this Lease Agreement, Lessee shall pay Lessee's Proportionate Share (as such term is defined below) of the actual Operating Expenses incurred during any calendar year wholly or partly falling during the Term which are in excess of (the "Expense Excess") the Operating Expenses incurred by Lessor during calendar year 2019 (the "Base Year for Operating Expenses"). To the extent that Lessee's payments of Lessee's Proportionate Share of estimated Expense Excess in any year exceeds (on an annualized basis) Lessee's Proportionate Share of actual Expense Excess for such year, Lessor shall credit Lessee with the amount of such overpayment which credit shall be applied against the next succeeding payment(s) of Operating Expenses and/or payment of Base Rent, or shall be refunded to Lessee promptly (within thirty days of the date of determination that such refund is due to Lessee) if the Term of this Lease Agreement has ended. If Lessee's Proportionate Share of actual Expense Excess for such year (on an annualized basis) is greater than such payments made by Lessee during such year, Lessee shall make a payment of such amount to Lessee within thirty (30) days following receipt of Lessor's reconciliation statement for such period. "Operating Expenses" includes: (i) the water and sewer charges for the Property, (ii) the maintenance expenses for the inner common areas of the Building (including any rooms housing common utility systems or components), (iii) landscaping and snowplowing/ice removal expenses, (iv) the costs associated with lighting of

interior and exterior common areas of the Property, (v) costs of Lessor's insurance for the building and the Property to the extent Lessor's insurance during the Term remains consistent with insurance maintained by Lessor during the Base Year for Operating Expenses, and (vi) the maintenance, repair, and replacement expenses for facilities located on the Property (i.e. security systems, elevators, windows, etc.,). Notwithstanding anything contained herein to the contrary, the following shall not be included in Operating Costs in which Lessee is to share: (i) the cost of capital repairs and/or capital replacements to the Building roof, structure or mechanical systems that do not exclusively serve the Premises or the cost of any expansion or addition to the Building (provided, however, the costs of repair and replacement of the roof, including sections thereof, may be included in Operating Costs so long as such cost is amortized on a straight line basis over the reasonably anticipated useful life thereof under generally accepted accounting principles and practices consistently applied), (ii) costs of alterations to the premises of other lessees of the Building, (iii) depreciation charges, (iv) interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions, (v) costs incurred for Lessor's general overhead and any other expenses not directly attributable to the operation and management of the Building or the Property, (vi) costs of selling or financing any of Lessor's interest in the Property, (vii) costs incurred by Lessor for the repair of damage to the Property to the extent that Lessor is reimbursed by insurance proceeds, (viii) the costs of services and utilities separately chargeable to individual lessees of the Building, (ix) and Real Estate Taxes. "Lessee's Proportionate Share" shall equal the ratio of the rentable square footage of the Leased Premises to the rentable square footage of the Building which is 55,882 rentable square feet. As of the date of this Lease Agreement, Lessee's Proportionate Share is 6.30%. If the Building is not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year of the Term or if Lessor

is not supplying services to at least ninety-five percent (95%) of the rentable area of the Building at any time during any calendar year of the Term, actual Operating Expenses for purposes hereof shall be determined as if the Building had been ninety-five percent (95%) occupied and Lessor had been supplying services to ninety-five percent (95%) of the rentable area of the Building during such year.

(c) Provided that no Default of Lessee exists under this Lease beyond any applicable notice and cure period, Lessee shall have the right to examine, copy and audit Lessor's books and records establishing the Operating Expenses for any calendar year or fraction thereof during the Term of this Lease Agreement. Lessee shall give Lessor not less than thirty (30) days' prior written notice of its intention to examine and audit such books and records, and such examination and audit shall take place at Lessor's or Lessor's building manager's office in the Building. All costs of the examination and audit shall be borne by Lessee, unless such audit reveals Lessee has been overcharged by more than five percent (5%), in which case Lessor shall pay Lessee's reasonable out of pocket costs incurred by such audit. If, pursuant to the audit, the payments made for such year by Lessee exceed Lessee's required payment on account thereof for such year, such overpayment shall be credited against Rent next due, or shall be refunded to Lessee promptly (within thirty days of the date of determination that such refund is due to Lessee) if the Term of this Lease Agreement has then expired and Lessee has no further obligation to Lessor; but, if the payments made by Lessee for such year are less than Lessee's required payment as established by the examination and audit, Lessee shall pay the deficiency to Lessor within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term of this Lease Agreement shall survive expiration or earlier termination of this Lease Agreement.

(d) Lessee shall pay, in addition to its Base Rent, to the Lessor, Lessee's Proportionate Share of the actual Real Estate Taxes (as hereinafter defined) assessed to the Property during any fiscal tax year wholly or partly falling during the Term in excess of (the "Tax Excess") the Real Estate Taxes assessed to the Property for fiscal tax year 2019 (the "Base Year for Taxes"). In no event shall Lessee have any obligation to make payments of Tax Excess attributable to fiscal tax year 2019, i.e., July 1, 2018 through June 30, 2019, or for any prior fiscal tax year. To the extent that Lessee's payments of Lessee's Proportionate Share of the estimated Tax Excess exceeds (on an annualized basis) Lessee's Proportionate Share of actual Tax Excess, Lessor shall credit Lessee with the amount of such overpayment which credit shall be applied against the next succeeding payment(s) of Tax Excess due under this Lease Agreement or shall be refunded to Lessee promptly (within thirty days of the date of determination that such refund is due to Lessee) if the Term of this Lease Agreement has ended. If Lessee's Proportionate Share of actual Tax Excess (on an annualized basis) is greater than such payments made by Lessee during such year, Lessee shall make a payment of such amount to Lessor within thirty (30) days following receipt of Lessor's reconciliation statement for such period. "Real Estate Taxes" shall mean all real property taxes and assessments levied or assessed upon the Land, the Building and improvements to the Property imposed by any applicable public or governmental authority in connection with the use, occupancy or possession of, or any interest in the Property, and such definition shall exclude any of Lessor's gross receipts taxes, personal and corporate income taxes, franchise taxes, transfer taxes other similar business taxes and assessments not specifically levied or assessed upon the Building or the Property.

(e) Base Rent and any other payments due to Lessor hereunder shall be made payable to Lessor and mailed to c/o Hunneman Management Company, or by wire transfer or automated

clearing house ("ACH") or to any person or entity Lessor may hereafter designate in writing, in advance on or before the first day of each calendar month. Any rent payment not made within ten (10) days of the due date thereof shall be subject to a late charge equal to FIVE PERCENT (5%) of the delinquent rent payment. Notwithstanding the foregoing, Lessee shall not incur any late charge for its first late payment occurring during the Term, provided such payment is made promptly within three (3) days following receipt of notice from Lessor. Lessor's current wiring instructions are as follows:

Account Name:	**CONGRESS PLAZA LLC**
Account Number:	**130574-362-5**
Bank Name:	**Citizens Bank**
ABA #:	**011500120**

4. **SECURITY DEPOSIT**

On or before the Commencement Date, Lessee shall pay to Lessor the sum of $44,880.00 (three months average, initial Base Rent), which will be held as a security deposit for the Lessee's performance as provided herein (the "Security Deposit"). The balance of the Security Deposit shall be refunded to Lessee within thirty (30) days following the end of the Term subject to Lessee's satisfactory compliance with the conditions hereof. No interest shall be paid on the security deposit. Whenever the holder of Lessor's interest in this Lease Agreement, whether it be Lessor or any transferee of Lessor, shall transfer its interest in this Lease Agreement, said holder shall turn over to its transferee the Security Deposit and provide Lessee with notice of such transfer, and from and after such transfer such holder shall be released from any and all liability to Lessee with respect to the Security Deposit, it being understood that Lessee shall thereafter look only to such transferee with respect to the Security Deposit.

5. **UTILITIES AND SERVICES**

Lessor agrees to provide the following services: (i) HVAC to the Leased Premises at a normal office climate standard consistent with comparable office buildings in Boston, Massachusetts, (ii) nightly cleaning and trash removal Monday through Friday for the Leased Premises and the Common Areas, (iii) electricity to the Premises for lighting and operation of computers and other business machines, (iv) HVAC and electricity (for lighting and operation of building systems) to the Common Areas, (v) passenger elevator service (with at least one elevator operational 24 hours per day, 7 days per week), (vi) water and sewer service to the Common Areas and the building systems, (vii) hot and cold water to the Leased Premises, (viii) landscaping, and snow and ice removal for the Property, (ix) card-key access control system for the Building and card key elevator lock off for each floor of the Building, with key cards to be provided to twenty five (25) of Lessee's employees at no additional cost, which shall provide access to the Building and the Leased Premises 24 hours per day, 7 days per week (x) T1/voice and data; and, (xi) sprinkler and fire alarm systems for the Building and the Leased Premises in compliance with applicable Laws. Additionally, the Lessor agrees to provide standard building signage for the Lessee in the Building's main lobby directory.

Lessee agrees to pay Lessee's Proportionate Share of the electricity and HVAC for the Leased Premises. The parties understand and agree that such electricity charges and HVAC are not included as part of the Operating Expenses. The HVAC consists of a gas fired boiler with rooftop cooling tower and electric heat pumps. HVAC and electricity is available in the Building 24 hours a day, 7 days a week, 365 days a year at no additional surcharge to the Lessee.

Notwithstanding anything to the contrary in this Lease Agreement, if the Leased Premises shall lack any "essential service" (as hereinafter defined) which Lessor is required to provide

hereunder, thereby rendering the Leased Premises or a material portion thereof "untenantable" (as hereinafter defined), for a period of seven (7) consecutive business days after Lessor's receipt of written notice from Lessee of such condition, then the Base Rent and any other amounts payable hereunder shall thereafter be equitably abated on a day-for-day basis until the date such essential service is substantially restored. The provisions of this paragraph shall not apply in the event of a fire, other casualty or eminent domain event. The terms, "untenantable" and "untenantability" shall mean that as the direct result of such lack of service the Leased Premises, or a material portion thereof, as the case may be, are not, despite Lessee's commercially reasonable good faith efforts, usable by Lessee in the ordinary course of Lessee's business. An "essential service" shall mean HVAC, electricity, water and elevator service.

6. INTENTIONALLY DELETED.

7. USE/COMPLIANCE WITH LAWS

Lessee agrees that the Leased Premises shall be used and occupied by Lessee for general office uses and lawful ancillary uses thereto. The Lessee acknowledges that no trade or occupation shall be conducted on the Leased Premises or use made thereof which shall be unlawful, unreasonably noisy, or contrary to any federal, state, or local law or regulation, including, but not limited to, any municipal by-law or ordinance in force in the City of Boston.

8. INSURANCE

(a) Lessee shall at all times procure and maintain commercial general liability insurance for injury to persons and damage to property arising out of the use of the Leased Premises. The policy limits shall be in an amount of at least One Million Dollars ($1,000,000.00) for death or injury to any one person and not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage. Lessor shall maintain (i) commercial general

liability insurance with limits comparable to other prudent owners of comparable buildings in the downtown Boston, Massachusetts area, (ii) special form/cause of loss (formerly all risk) insurance with extended coverage insurance in an amount at least equal to 100% of the full replacement value of the Building, (iii) insurance against loss or damage from sprinklers, leakage, explosion, or cracking of boilers or pipes, or both, (iv) insurance against casualties as shall be required by the holder of any mortgage on the Property, and such other insurance relating to the Building or the Property that Lessor may deem reasonably appropriate.

(b) Lessee and Lessor each shall at all times procure and maintain any and all insurance policies required by Lessee or Lessor, as applicable, to be and remain in compliance with applicable Laws.

(c) The liability policy required to be carried by Lessee under this Lease Agreement shall name and any of Lessor's mortgagee(s) the names of which are provided to Lessee, as additional insureds (as their interests may appear and which may exclude acts or omission of the Lessor or such mortgagee(s)). At inception of the Term, and from time to time as requested by Lessor, Lessee shall furnish Lessor with certificates of all insurance required by this Lease Agreement, and all certificates of insurance shall provide for twenty (20) days advance written notice to Lessor of cancellation or material change.

(d) All insurance required under this Lease Agreement shall be effected under valid and enforceable policies issued by reputable insurers licensed to do business in the Commonwealth of Massachusetts. If any default of Lessee's obligations under this Section 8 are not cured within the applicable notice and cure period, Lessor may, in addition to its other remedies, make any delinquent payment to any insurance company so as to keep the applicable policy in force or avoid its cancellation, and the amount so paid together with interest thereon at the rate of twelve (12%)

percent per annum, and the reasonable expenses incurred by Lessor in making the payment, may be added by the Lessor to the Base Rent for any subsequent month.

(e) The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy on the Leased Premises and the Property or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance or which would have been covered by insurance coverages required to be carried by such party under the terms of this Lease Agreement.

9. MAINTENANCE OF PREMISES

(a) Lessee shall use reasonable efforts to maintain and keep the Leased Premises in good repair and in the same condition as at the commencement of the Term, reasonable use and wear, damage by casualty and taking by eminent domain and repairs for which Lessee is not responsible under this Lease Agreement excepted. Lessee shall not be obligated to make any repairs or perform any maintenance in the Leased Premises unless caused by Lessee's negligence. Lessee shall permit no waste, overloading, damage, or intentional injury to the Leased Premises. Subject to Lessor's obligations under this Lease Agreement, Lessee shall use reasonable efforts to keep and maintain the Leased Premises and the entrance to the doorway to the Leased Premises in a clean and orderly condition, free of rubbish and other obstructions.

(b) Lessor shall be responsible for all repairs and maintenance of the Leased Premises and the Building, except as caused by the negligence of Lessee. Lessor shall complete any such

repairs and maintenance promptly and in a good and workmanlike manner. Lessor agrees to maintain the structure and all of the building systems of the Building of which the Leased Premises are a part in the same condition as at the commencement of the Term, reasonable use and wear, damage by casualty and taking by eminent domain excepted. Lessor represents that the Leased Premises complies with all current building codes. Lessor represents that the mechanical, plumbing, heating, cooling, elevator, electrical, sprinkler and fire alarm systems serving the Building and the Leased Premises are currently in good working order and the Building is in compliance with applicable Laws. For purposes of this Lease Agreement, the term "Laws" shall mean all laws, statutes and ordinances (including building codes and zoning regulations and ordinances) and the orders, rules regulations, directives and requirements of all federal, state, county, city, departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Building, the Property or the Leased Premises or any part thereof; together with all requirements, obligations and conditions of all instruments of record on the date of this Lease Agreement. During the Term, Lessor shall be responsible to correct any violation of the Leased Premises or the Building with applicable Laws unless the violation or non-compliance is caused by (i) the specific manner and nature of Lessee's use or occupancy of the Leased Premises, as distinguished from mere general office use, or (iii) any alterations being made by or on behalf of Lessee in the Building (exclusive of the Lease Work).

10. <u>ALTERATIONS/ADDITIONS</u>

(a) Lessee shall not make any alterations or additions to the Leased Premises, structural or otherwise, without the prior written consent of Lessor, which with respect to non-structural alterations shall not be unreasonably withheld or delayed. Lessee may, at its sole cost and expense,

perform interior alterations or remodeling, reasonably approved by Lessor, provided that same do not: (i) change the exterior design; (ii) result in any structural change to the Building; nor, (iii) result in any diminution of value of the Leased Premises, or any part thereof.

(b) Upon the execution of this Lease Agreement, Lessee shall have access to the Leased Premises without obligation to pay rent for the purpose of installing data, equipment, furniture and other leasehold improvements so long as such access does not interfere with the existing lessee (if any) and/or the Lease Work.

(c) It is agreed that with respect to business machines, equipment, furniture, trade fixtures and other personal property installed by Lessee (the "Lessee's Property") such items shall be considered to be the property of Lessee and Lessee shall have the right to remove such items at any time during or upon the expiration or termination of this Lease Agreement, provided that upon removal, Lessee returns the Leased Premises to its original condition (using building standard materials), normal wear and tear excepted.

(d) With the exception of the Lease Work, any alterations permitted hereunder or permitted in writing by Lessor shall be undertaken solely at Lessee's expense and shall be of good and workmanlike quality manner using new and good quality materials in conformance with all federal, state and local building/safety codes. Lessee shall obtain all necessary permits and approval for any alterations (other than the Lease Work). Lessee shall not permit any mechanic's liens, or similar liens, to attach to, or remain upon the Leased Premises for labor or material furnished to Lessee or claimed to have been furnished to Lessee, and shall cause any such liens to be released without cost to Lessor within 30 days after filing thereof. Except as provided above or as otherwise agreed to by the parties, any alterations or improvements made by Lessee (exclusive of Lessee's Property") shall be Lessee's property during the Term of this Lease

Agreement and shall become the sole property of Lessor at the termination of occupancy as provided herein.

11. ASSIGNMENT/SUBLEASING

(a) Lessee may during the Term assign or sublet the whole or any part of the Leased Premises subject to Lessor's consent, which will not be unreasonably withheld, conditioned or delayed, provided that Lessee named herein shall remain fully liable to Lessor for the payment of all rent and for the full performance of all the covenants and conditions of this Lease Agreement. Except as provided herein, all terms of this Lease Agreement, including obligations of Lessor, shall apply to any assignee or sublessee of Lessee. Notwithstanding anything in this Lease Agreement to the contrary, Lessee may assign this Lease Agreement or permit occupancy by or sublet all or any portion of the Leased Premises, without Lessor's consent but upon fifteen (15) days advance notice to Lessor, to (i) any entity which controls, is controlled by or is under common control with Lessee or Lessee's parent company, (ii) any entity which merges or consolidates with Lessee or which results from a merger, consolidation or other business reorganization of Lessee, and (iii) any entity which purchases all or a substantial part of Lessee's stock, membership interests or assets (collectively a "Permitted Transfer").

(b) In the event that Lessee assigns or sublets all or any portion of the Leased Premises, Lessee will equally share any assignment or sublease profit actually received by Lessee (after deducting reasonable expenses including brokerage fees, marketing expenses, rent concessions, lessee improvements, allowances and legal expenses) with Lessor.

(c) This Lease Agreement is fully assignable by the Lessor, its successors, and assigns provided that the then current Lessor complies with the obligation to transfer the Security Deposit

in accordance with Section 4 of this Lease Agreement and the transferee assumes in writing all of Lessor's obligations under this Lease Agreement.

(d) Lessee shall be responsible to reimburse Lessor for the reasonable attorneys' fees and administrative expenses (not to exceed an aggregate of $1,500.00 in any one instance) incurred by Lessor in connection with any request from Lessee for Lessor's consent to a proposed assignment or sublease.

(e) Notwithstanding anything to the contrary contained in this Lease, if Lessee decides to assign its interest in this Lease or sublease all or any part of the Premises, then Lessee shall provide written notice of any such assignment or sublease to Lessor and then Lessor shall have the right to recapture the Premises upon thirty (30) days' prior written notice to Lessee.

12. SUBORDINATION/ESTOPPEL CERTIFICATES

(a) Lessee's interest in this Lease Agreement shall be subject, attorned and subordinated to any and all mortgages, deeds or trusts or other instruments in the nature of a mortgage, now or at any time hereafter, lien or liens on the Property of which the Leased Premises are a part and Lessee shall, when requested, promptly execute and deliver such instruments as shall be necessary to show the attornment and subordination of this Lease Agreement to said mortgages, deeds of trust or other such instruments in the nature of a mortgage; provided, however, that the subordination of this Lease Agreement to any mortgage or ground lease entered into after the date of this Lease Agreement shall be upon the express condition that so long as Lessee is not in default of this Lease Agreement beyond applicable notice and cure periods, Lessee's possession and enjoyment of the Demised Premises and Lessee's rights under this Lease Agreement shall not be disturbed or interfered with in the event of a foreclosure of such mortgage or termination of such ground lease or the exercise of any rights thereunder, and the holder executes and delivers to

Lessee an agreement in writing (an "SNDA") confirming the same. This Section 12 permits only liens or encumbrances incurred or created by Lessor, or for Lessor's benefit, and shall in no way be construed to permit Lessee to permit or suffer any liens or encumbrances to be attached as a result of Lessee's interest in the leasehold. This Lease Agreement shall not be recorded nor a notice of lease recorded by Lessee. Notwithstanding the foregoing, provided that Lessee is not in default hereunder beyond applicable notice and cure periods, Lessee shall have the use and quiet enjoyment of the Leased Premises pursuant to all terms and conditions of this Lease Agreement.

(b) Lessor and Lessee agree, from time to time upon request by the other, to execute and deliver to the requesting party, for the benefit of the requesting party or any third party a statement certifying in writing that (subject to exceptions set forth or noted by such party in any such statement) this Lease Agreement is unmodified and in full force and effect, that the other party is, to the knowledge of the certifying party, not in default, that no rentals have been paid more than one month in advance, and such other factual matters (exclusive of representations and warranties) as may be reasonably required by the requesting party.

13. INDEMNITY

(a) Subject to the waiver set forth in Section 8(e), Lessee shall release, defend, indemnify, and hold Lessor, its affiliates, agents, servants, employees, successors, and assigns, harmless from and against any and all claims, costs, suits, fines, penalties, charges, or expenses (including reasonable attorneys' fees), for violation of any Law caused by any act, omission, fault or negligence of Lessee or its agents, servants, employees, customers, invitees, or licensees.

(b) Lessee shall release, defend, indemnify, and hold Lessor its affiliates, agents, servants, employees, successors, and assigns, harmless from and against any and all claims, losses, liability, suits, liens, and expenses (including reasonable attorneys' fees) for death, personal injury,

property damage, or any other injury or claim or any governmental order, arising out of the operation of Lessee's business and/or the use, occupancy, and operation of the Leased Premises by Lessee, except insofar as caused by the negligence or intentional misconduct of the Lessor or its agents, contractors and employees, or by the failure of Lessor to fulfill its repair and maintenance obligations as set forth herein.

(c) This indemnification shall include, but is not limited to:

(i) any complaints or claims by Lessee's customers, except as caused by the negligence or intentional misconduct of Lessor or its agents, contractors and employees, or by the failure of Lessor to fulfill its repair and maintenance obligations as set forth herein;

(ii) all loss and damage occasioned by the use or escape of water or by the bursting of pipes located within the Leased Premises, to the extent caused by Lessee's negligence.

(d) The provisions of this Section 13 shall survive the expiration or any termination of this Lease Agreement.

14. FIRE AND EMINENT DOMAIN

(a) If the buildings, improvements or the equipment on, in or appurtenant to the Leased Premises shall be destroyed or damaged in whole or in part by fire or other cause, Lessee shall give to Lessor notice thereof immediately after Lessee becomes aware of same. Lessor shall in no event be called upon to repair, replace or rebuild any such buildings, improvements or equipment, nor to pay any of the costs or expenses thereof beyond or in excess of the insurance proceeds as herein provided, which proceeds Lessor agrees to apply to said reconstruction provided Lessee is not in default hereunder. Lessor agrees to maintain adequate insurance to rebuild the Leased

Premises in the event of destruction or damage by fire or other casualty and further agrees to promptly rebuild the Leased Premises in the event of destruction or damage by fire or other casualty subject to the rights of its mortgagee.

(b) In the event of fire or casualty resulting in destruction or damage in whole or in part of the Building or the Leased Premises such that is the Leased Premises are untenantable for Lessee's use, then rent payable by Lessee hereunder shall abate, but only for such time as the Leased Premises remain untenantable for such use. In the event that such untenantability, through no fault of Lessee continues for a period in excess of one hundred twenty (120) days, then either party shall have the right to terminate this Lease Agreement upon ten (10) days written notice.

(c) In the event that the Building or Land shall be taken in condemnation proceedings or by exercise of any right of eminent domain this Lease Agreement shall terminate and expire on the date upon which title shall vest in the condemning authority and the Base Rent provided to be paid by Lessee shall be apportioned and paid to such date, unless otherwise agreed upon in writing by the parties hereto. All compensation awarded for such taking shall be the property of Lessor except for awards for Lessee's trade fixtures and relocation expenses.

(d) In the event of a partial taking, the Base Rent shall abate proportionately as to the part taken. All compensation awarded shall be the property of Lessor.

(e) In case of any governmental action not resulting in the taking or condemnation or any portion of the Leased Premises but creating a right to compensate therefor, such as, without limitation, the changing of the grade of any street upon which the Building or Land abut, or if less than a fee title to all or any portion of the Building or Property shall be taken or condemned by any federal, state, municipal or governmental authority for temporary use or occupancy, this Lease Agreement shall continue in full force and effect without reduction or abatement of Base Rent

provided that Lessee is able to use the Leased Premises to conduct its business in substantially the same manner; provided, however, that any award or compensation payable by reason of such action shall belong to Lessor (except for an award or compensation payable only for a temporary use or occupancy occurring during the Term of this Lease Agreement, which award shall belong to Lessee).

15. DEFAULT

Lessee shall be deemed in default of this Lease Agreement upon the occurrence of any of the following events (each a "Default"):

(a) failure to make payments of Base Rent, additional rent or any other charges due hereunder for more than five (5) days following receipt of written notice from Lessor that a payment is past due;

(b) if the estate hereby created shall be taken on execution or other process of law brought against Lessee, or if Lessee shall be declared a bankrupt or insolvent according to the law, or if Lessee shall make or offer to make in or out of bankruptcy, a compromise with the Lessee's creditors, or if Lessee shall make an assignment for the benefit of its creditors, or if Lessee shall commit any act of bankruptcy, or if a receiver, trustee or other officer shall be appointed to take charge of all or any part of Lessee's property, or if a petition shall be filed by or against the Lessee for the reorganization of Lessee or for an "arrangement" under the bankruptcy laws (except that in the event of an involuntary bankruptcy, Lessee shall have sixty (60) days to dismiss said petition);

(c) other than the payment of Base Rent, the failure of Lessee to perform or comply with any other obligation or undertaking hereunder and the continuance of same for more than thirty (30) days after written notice thereof, provided however, if the default is not capable of being

cured within thirty (30) days and Lessee is using due diligence to effect a cure, then the period shall be extended for an additional reasonable period;

(d) Upon the occurrence of a Default, the Lessor shall have the right to re-enter and take complete possession of the Leased Premises, to declare the Term of this Lease Agreement ended, and remove Lessee's effects, without prejudice to any other remedies which may otherwise be used for arrears of rent, additional rent, or other default. Lessee shall indemnify, defend and hold harmless Lessor against all loss of rent as and when such payments are due under this Lease Agreement or by reason of said termination during the remainder of the Term of this Lease Agreement, provided that the Lessor shall make all reasonable efforts to mitigate its damages, including, without limitation, using commercially reasonable efforts to relet all or a portion of the Leased Premises, and that Lessee is credited with any amounts received by Lessor as a result of reletting the Leased Premises. The Lessee's indemnification and other obligations contained in the preceding sentence shall expressly survive the expiration or any termination of this Lease Agreement.

(e) If Lessee shall default in the observance and performance of any condition or covenants on Lessee's part to be performed under this Lease Agreement beyond applicable notice and cure periods, then Lessor, without being under any obligation to do so, and without thereby waiving any such default, may remedy such Default for the account of and at the expense of Lessee. If Lessor makes any expenditure causing the obligation for the payment of the money in connection therewith, including, but not limited to, reasonable attorneys' fees, to enforce the provisions of this Lease Agreement, such sums paid or obligations incurred, with interest at twelve (12%) percent per annum, shall be paid to Lessor by Lessee. Lessor's rights under this subsection

shall be in addition to, and not in limitation of, any other rights Lessor may have elsewhere in this Lease Agreement and as provided by law.

16. NOTICE

Any notice from Lessor to Lessee relating to the Leased Premises or to the occupancy thereof, shall be deemed duly served, if mailed to Lessee addressed to the Leased Premises and to its address provided hereinabove, by registered or certified mail, return receipt requested, postage prepaid or by overnight courier service. Any notice from Lessee to Lessor relating to the Leased Premises or to the occupancy thereof, shall be deemed duly served if mailed to Lessor by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier service, addressed to by Lessor at the address for rental payments set forth hereinabove, or at such other address as Lessor may from time to time advise in writing. All such notices shall be effective three (3) business days after the date of deposit in the United States Mail or on the next business day following deposit with such nationally recognized overnight courier within the Continental United States, provided in any case that the sender has tracking information of delivery to or refusal to accept delivery (which refusal shall be the equivalent of a delivery) at the specified location.

17. SURRENDER

Lessee shall, at the expiration or the termination of the Term, as the case may be, remove all Lessee's goods and effects from the Leased Premises. Lessee shall deliver to Lessor the Leased Premises and all keys, and locks thereto, the fixtures connected therewith (except as provided in Section 10(c) above) and all alterations and additions made to or upon the Leased Premises, in the same condition as they were at the commencement of the Term, or as they were put in during the Term thereof, reasonable wear and tear, damage by fire or other casualty and taking by eminent domain. In the event of Lessee's failure to remove any of Lessee's property from the Leased

Premises, Lessor is hereby authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, to retain same under Lessor's control or to sell such property at a public or private sale with notice five (5) days prior to the sale, and to apply the net proceeds of such sale to the payment of the sums due Lessor hereunder, or to otherwise deal with the property in a commercially reasonable manner. Lessee shall be responsible for paying all costs incidental thereto.

18. HOLDING OVER

If Lessee continues to occupy the Leased Premises after any termination hereof, it shall have no more rights than a Lessee at sufferance, but shall be liable for one and a half (1 ½) times the basic monthly rental as set forth herein during such occupancy, and, if such holdover continues for more than 30 days, Lessee shall be liable for any damages incurred by Lessor due to such holding over, including reasonable attorneys' fees and legal costs. Nothing in this section shall be in any way construed to permit such holding over.

19. SEVERABILITY

In the event that any provision of this Lease Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then the remainder of this Lease Agreement and its application to any persons or circumstances other than those to which it has been held invalid or unenforceable shall not be affected thereby, and each term and provision of this Lease Agreement shall be valid and enforced to the fullest extent permitted by law.

20. BROKERAGE

The parties hereto represent and warrant to each other that they have not dealt with any real estate agent, finder or broker in connection with this lease other than Boston Realty Advisors and JLL (hereinafter collectively called the "Brokers") and were not called to the attention of the other

as a result of any services or facilities of any other real estate agent, finder or broker other than the Brokers. The parties agree to indemnify, exonerate and hold the other harmless from and against any claim, loss, damage, cost or liability for any brokerage commission or fee which may be asserted against the other as a result of the other's breach of this warranty. The indemnification and other obligations contained in the preceding sentence shall expressly survive the expiration or any termination of this Lease Agreement. Lessor shall pay the fees and commissions due to the Brokers.

21. NO REPRESENTATION BY LESSOR

Lessor has made no representation whatsoever with respect to the Leased Premises except as expressly set forth herein, and except as set forth herein said Leased Premises are otherwise hereby leased "as is" and in the condition as of the time of commencement of the Term of this Lease Agreement. Without limiting the generality of the foregoing, no representations have been made by Lessor as to the use to which the Leased Premises may be put.

22. QUIET ENJOYMENT

Lessor covenants and agrees that Lessee, subject to the terms of this Lease Agreement, and upon paying the basic monthly rental and performing the other terms, covenants and conditions of this Lease Agreement, shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Leased Premises during the Term, as the case may be.

23. MISCELLANEOUS:

(a) Lessor's right to require strict performance of any term or condition hereof shall not be affected by any previous waiver or course of dealing.

(b) This Lease Agreement contains the entire understanding of the parties regarding the Premises, and no modification of this Lease Agreement shall be binding on either party hereto unless in writing and signed by the party to be charged.

(c) In the event of a sale of the Property, Lessor shall transfer this Lease Agreement to the purchaser, and Lessor shall thereupon be released by Lessee from any and all obligations and liabilities as herein provided, arising from and after the time of said transfer, and Lessee agrees to look solely to the new holder for the performance of any of the terms and conditions on the part of the new holder to be performed provided the transferee assumes all obligations of Lessor under this Lease Agreement. It is agreed that the provisions hereof shall apply to each sale of the Property.

(d) This Lease Agreement shall be governed by laws of the Commonwealth of Massachusetts without regard to conflict of laws and shall take effect as a sealed instrument.

(e) Lessee irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts over any suit, action of proceeding arising out of or relating to this Lease Agreement and irrevocably waives, to the fullest extent under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that the same has been brought in an inconvenient forum.

(f) Lessee and Lessor each hereby knowingly, voluntarily and intentionally and after an opportunity to consult with legal counsel, waive any and all rights to a trial by jury in any suit, action or proceeding in connection with this Lease Agreement.

(g) Lessee shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous

Materials (as said term is hereafter defined) on, in, upon or under the Property or the Leased Premises. Lessee shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law nor allow to be brought into the Property any such Hazardous Materials except for use in the ordinary course of Lessee's business, and then only after written notice is given to Lessor of the identity of such Hazardous Materials; provided, however, that such written notice to Lessor shall not be required with respect to typical office cleaning supplies in commercially reasonable quantities. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) oil, (iv) designated as a "hazardous substance" on hazardous waste, hazardous material, or toxic material by any state, federal or local law, statute, regulation, ordinance or code, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. In addition, Lessee shall execute affidavits, representations and the like, from time to time, at Lessor's request concerning Lessee's best knowledge and belief regarding the presence of Hazardous Materials on the Leased Premises. In all events, Lessee shall indemnify and save Lessor harmless from any release or threat of release or the presence or existence of Hazardous Materials on the Leased Premises or the Property occurring while Lessee is in possession, or elsewhere on the Property, if caused by Lessee or persons acting under Lessee. In no event shall Lessee be responsible for any Hazardous Materials located in, upon or under the Property resulting from the acts or omissions of Lessor or any other Lessee of the Property or any of their respective agents, servants, employees, customers, invitees, or licensees. The within covenants and indemnity shall survive the expiration or earlier termination of the Term of this Lease. Lessor expressly reserves the right, without unreasonably interfering with Lessee's use of the Leased Premises or operation of its business, to enter the Leased Premises to perform regular inspections upon reasonable prior notice to Lessee.

(h) Lessee agrees not to record this Lease Agreement, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in form recordable and complying with applicable law and reasonably satisfactory to Lessor's attorneys. In no event shall such document set forth the rent or other charges payable by Lessee under this Lease Agreement; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease Agreement, and is not intended to vary the terms and conditions of this Lease Agreement.

(i) The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Lease Agreement.

(j) Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, within fifteen (15) days following any written request of the other made from time to time, will promptly furnish to Lessor, or the holder of any mortgage or ground lease encumbering the Premises, or to Lessee, as the case may be, a statement of the status of any matter pertaining to this Lease Agreement, including, without limitation, acknowledgment that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease Agreement. Lessee's failure to deliver such statement to Lessor and/or any prospective mortgagee or purchaser designated by Lessor within such time (x) shall be conclusive upon Lessee (i) that this Lease Agreement is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor's performance and (iii) that no more than one (1) month's rental has been paid in advance and (y) at Lessor's election, five (5) business days following notice of such election, shall constitute a default of Lessee hereunder.

(k) Lessee acknowledges and agrees that its covenant to pay Base Rent, additional rent and other sums payable as additional charges hereunder and to observe, perform and comply with any other obligations of Lessee hereunder is independent of Lessor's obligation to act or refrain from acting hereunder, and that in the event that Lessee shall have a claim against Lessor, Lessee shall not have the right to deduct the amount allegedly owed to Lessee from any Base Rent, additional rent or other sums payable as additional charges due hereunder, it being understood that Lessee's sole remedy for recovering upon such claim shall be to bring an independent legal action against Lessor.

(l) This Lease Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. This Lease Agreement may be executed and delivered by facsimile or by email in PDF format and the parties agree that such execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such signatures as evidence of the execution and delivery of this Lease Agreement by all parties to the same extent that an original signature could be used.

[Signatures commence on following page]

Executed as a sealed instrument by the parties hereto/or their duly authorized representatives, as of the day and date first above written.

	LESSOR:
WITNESS:	CONGRESS PLAZA LLC
______________________	By: ______________________ KHOSRO SANIEOFF, MANAGER AUTHORIZED AGENT
	LESSEE:
WITNESS:	GI DYNAMICS, INC.
______________________	By: ______________________ AUTHORIZED AGENT

CPL 0013